FINANCING AGREEMENT

THIS AGREEMENT dated for reference January 12, 2001, is among Wet Coast Management Corp., a British Columbia company ("Wet Coast"), of 1100 Melville Street, Suite 600, Vancouver, British Columbia, V6E 4A6, and fax (604) 682-6509; and San Joaquin Resources Inc., a Nevada company ("San Joaquin"), of 1305 - 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7, and fax (604) 683-1585. WHEREAS Wet Coast has agreed to finance San Joaquin for the development of its business, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

                                 INTERPRETATION

1.       The definitions in the recitals are part of this agreement.

2.       In this agreement:

         a.       "Closing" means 5:00 pm Vancouver time on February 12, 2001.

         b. "Consulting Agreement" means the consulting agreement attached as exhibit A.

         c. "Financing" means $7.2 million to be raised through the assistance of Wet Coast by the issuance of new shares of the common stock of San Joaquin at $3.00 per share under available registration exemptions.

         d. "Merger Agreement" means the merger agreement among San Joaquin, Pannonian Energy Inc. and a wholly owned subsidiary of San Joaquin attached as exhibit B.

         e. "Riverbend Project" means the project of the same name consisting of leased acreage in the Uintah Basin area of Utah and owned by Pannonian Energy, Inc., including but not limited to that acreage described in the acquisition agreement dated December 18, 2001 between Pannonian Energy Inc. and Phillips Petroleum Company.

         f.       "Term" means the twelve months following the Closing.

         g.       "$" means United States dollars unless otherwise indicated.

                                THE TRANSACTION

The Financing

3. Wet Coast will arrange the Financing by delivering to San Joaquin subscriptions for the appropriate number of shares of San Joaquin's common stock from non-US or accredited US investors together with the cash proceeds in good same-day funds as set out in Table 1.

                              Table 1
                              Financing Schedule
                              --------------------------------------
                                                     Subscription
                              Date                   amount
                              --------------------------------------
                              On closing             $1,200,000
                              1 May 2001              1,500,000
                              1 August 2001           4,500,000
                                                     ----------
                                                     $7,200,000
                              --------------------------------------

4. San Joaquin, as soon as practical after it receives the subscriptions and cash proceeds, will issue to the subscribers through its transfer agent the number of shares of its common stock as set out in Table 2 under available registration exemptions as provided by the United States securities law. Wet Coast will provide all information to San Joaquin, including tax identification number, if applicable, ownership registration, and address information to enable the issuance of these shares.

                              Table 2
                              Subscription Shares
                              --------------------------------------
                              Subscription        Number of shares @
                              amount              $3 per share
                              --------------------------------------
                              $1,200,000              400,000
                               1,500,000              500,000
                               4,500,000            1,500,000
                              --------------------------------------
                              $7,500,000            2,400,000
                              --------------------------------------
Additional Financing

5. Wet Coast will introduce San Joaquin to institutional investors, investment bankers, lending institutions and high net worth individual investors and will assist in negotiating the terms of debt, equity or other additional financing required by San Joaquin.

6. San Joaquin will give Wet Coast the right of first refusal during the Term to find any additional financing needed by San Joaquin by giving Wet Coast a written notice of the terms and conditions of its requirements and its proposed use of proceeds at least two months before it requires the financing. Wet Coast must notify San Joaquin in writing within one month of its receipt of San Joaquin's notice whether it intends to exercise its right to arrange the financing. This right of first refusal ends if Wet Coast refuses to arrange a specific financing.

7. San Joaquin will pay Wet Coast a finder's fee equal to 2% of the gross proceeds of any additional financing found by Wet Coast and will reimburse Wet Coast for its expenses incurred in finding the additional financing. In this regard, Wet Coast represents that it has a legal status under United States securities laws that will enable it to be paid this finder's fee.

                              CONDITIONS PRECEDENT

8. The following conditions must be satisfied before any of the Financing is advanced as set out in Table 1:

         a. The representations and warranties of San Joaquin in this agreement must be true and correct in all material respects.

         b. The Merger Agreement must be executed and delivered by all necessary parties.

         c. San Joaquin must have signed the Consulting Agreement and must not be in default of any terms or conditions under the Consulting Agreement.

                               POSITIVE COVENANTS

San Joaquin

9. San Joaquin will immediately begin preparing the pro forma financial statements as of December 31, 2000 giving effect to the merger contemplated under the Merger Agreement.

10. If it has not already done so, San Joaquin will take the steps that are necessary to

         a. have its shares approved for quotation on a quotation medium or listed for trading on a stock exchange, and

         b. be listed in the Standard & Poor's Corporation Records with super accelerated coverage.

11. Wet Coast or an affiliate of Wet Coast will assist San Joaquin with the endeavors described in paragraph 10 and make available to San Joaquin the experience and contacts of Wet Coast to enable San Joaquin to complete these tasks. In this regard, San Joaquin authorizes Wet Coast or an affiliate to act as agent for San Joaquin in completing these endeavors. San Joaquin will bear all of the costs incurred by Wet Coast acting as agent under this paragraph.

12. During the Term, San Joaquin, its subsidiaries, and its successors by merger or other corporate reorganization, will

         a.       maintain their corporate existence,

         b. carry on their business in a proper and businesslike manner in accordance with good business practices, prudently manage their cash resources, and keep proper books of account in accordance with generally accepted accounting principles,

         c. at the end of each month, deliver to Wet Coast a written report describing any exploration results or material modifications on the Riverbend Project, provided that Wet Coast is not entitled to nonpublic material information about the operations at the Riverbend Project, and San Joaquin may delay reporting to Wet Coast if necessary to allow for initial press release or SEC filing preparation.,

         d. by the twentieth day of each month, deliver to Wet Coast their unaudited consolidated financial statements for the preceding month consisting of a balance sheet, statement of operations, statement of changes in shareholders' equity, statement of cash flow, and notes to the financial statements, all prepared in accordance with accounting principals generally accepted for public companies engaged in the natural gas business in the United States,

         e. deliver to Wet Coast any other information that Wet Coast reasonably requests,

         f.       use, calculated pro rata against the total Financing,

                  i. a minimum of $5 million of the Financing only to pay any costs incurred in the development and exploration of the Riverbend Project, or to acquire more land to be included in the Riverbend Project, and

                  ii. the remainder of the Financing for other corporate purposes approved by San Joaquin's board of directors in consultation with Wet Coast, it being understood that substantially all of the Financing is intended by both parties to advance the market value and success of San Joaquin, and

         g. file with the Securities & Exchange Commission any document that is necessary to maintain its status as a reporting issuer under United States securities laws.

13. San Joaquin will file the disclosure documents with the Securities & Exchange Commission that are necessary to register certain shares as set out in Table 3 but will not permit any other restricted stock to be registered during the Term without the written consent of Wet Coast.

         Table 3
         Registration Filings
         -----------------------------------------------------------------------
         Shares to be registered             When registration documents to
                                             be filed
         -----------------------------------------------------------------------
         The restricted shares of San        As soon as possible after the
         Joaquin that are outstanding        Closing, recognizing that the
         on the Closing (approximately       Pannonian acquisition is a
         5 million shares)                   material and significant
                                             transaction for San Joaquin,
                                             and the Securities & Exchange
                                             Commission may require a delay
                                             in the effectiveness of any
                                             such registration statement
                                             pending the completion of the
                                             merger and the filing of pro
                                             forma financial information on
                                             Form 8-K.
         -----------------------------------------------------------------------
         The shares that are issued in       As soon as possible after the
         accordance with the schedule        shares are issued, recognizing
         set out in Table 2 (no more         the same caveat set forth
         than 2.4 million shares)            above.
         -----------------------------------------------------------------------
         The shares that are issued          At San Joaquin's discretion
         under the Merger Agreement to       but not before registration
         the shareholders of Pannonian       statements to register the
         Energy Inc. who paid $1.80 per      shares described above are
         share for 800,000 Pannonian         filed.
         shares (approximately 1.4
         million San Joaquin shares)
         -----------------------------------------------------------------------

      NEGATIVE COVENANTS

14. Until the earlier of the end of the Term, and the day on which San Joaquin completes another financing, if it completes one during the Term,, San Joaquin will not, without the written consent of Wet Coast,

         a. issue or authorize the issuance of any of its shares or other securities except those authorized by this agreement,

         b. authorize any changes to its charter documents unless the changes are required to implement this agreement,

         c.       cause any of its assets to be encumbered, sold or transferred,

         d. grant stock options to its directors, officers and employees that may be exercised during the Term, or

         e. file a registration statement in respect of any shares except those described in Table 3.

                         REPRESENTATIONS AND WARRANTIES

Wet Coast

15. Wet Coast represents and warrants that it has the experience and expertise required to negotiate and finalize the Financing and to perform the Consulting Agreement and all of its undertakings as described in this Agreement and in the Consulting Agreement..

San Joaquin

16.      San Joaquin represents and warrants that:

         a. San Joaquin is a company formed and in good standing under the laws of Nevada.

         b. San Joaquin has the legal capacity and authority to make and perform this agreement.

         c. San Joaquin will have a minimum of $300,000 in cash at Closing.

         d. No person has made a claim against San Joaquin before any court or regulatory authority, no claims are pending or threatened, and San Joaquin is not aware of any ground for any claim that might succeed.

         e. This Agreement has been reviewed and approved by the board of directors of San Joaquin.

                                OTHER PROVISIONS

17. San Joaquin will pay all reasonable legal and other costs in connection with the making and performing of this agreement, whether incurred by Wet Coast or Pannonian or San

         Joaquin, out of the proceeds of the Financing, provided, however, that Wet Coast's costs in this regard may not exceed $30,000 without the advance and express written approval of San Joaquin.

18. This is the entire agreement among the parties and replaces any earlier understandings and agreements regarding financing, whether written or oral.

19.      Time is of the essence of this agreement.

20. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

21. Any notice that must be given or delivered under this agreement must be in writing and delivered by hand to the address or transmitted by fax to the fax number given for the party on page 1 and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery other than a written notice or money must be made by hand at the receiving party's address. Any notice sent to San Joaquin must also be sent by fax to Robert Thorup for Pannonian Energy, Inc., fax (801-532-7543.

22. San Joaquin may not assign this agreement or any part of it to another party.

23. Any amendment of this agreement must be in writing and signed by the parties.

24. This agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.

25. No failure or delay of Wet Coast in exercising any right under this agreement operates as a waiver of the right. Wet Coast's rights under this agreement are cumulative and do not preclude Wet Coast from relying on or enforcing any legal or equitable right or remedy.

26. If any provision of this agreement is, illegal or unenforceable under any law, the remaining provisions remain legal and enforceable.

This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES' signatures below are evidence of their agreement.

Wet Coast Management Corp.                San Joaquin Resources Inc.


_____________________________             _______________________________
Authorized signatory                      Authorized signatory

Financing Agreement                                                          7/7

This agreement has been reviewed and
approved by Pannonian Energy, Inc.



____________________________________
Authorized signatory